Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Roivant Sciences Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, par value $0.0000000341740141 per share, reserved for issuance under the Roivant Sciences Ltd. 2021 Equity Incentive Plan	(1)	Other	34,796,916	$29.17	$1,015,026,039.72	0.0001381	$140,175.10

Total Offering Amounts:						$1,015,026,039.72		140,175.10
Total Fee Offsets:								0.00
Net Fee Due:								$140,175.10

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Offering Note(s)

(1)	This Registration Statement on Form S-8 covers (i) 34,796,916 common shares, par value $0.0000000341740141 per share (“Common Shares”), of Roivant Sciences Ltd. (the “Registrant”) that were added to the Common Shares authorized for issuance pursuant to the Roivant Sciences Ltd. 2021 Equity Incentive Plan (the “Plan”) pursuant to the provision of the Plan providing for an automatic increase in the number of shares reserved for issuance thereunder as of April 1 of each year, and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Shares that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

Maximum aggregate offering price and amount of registration fee are rounded up to the nearest whole cent.

Maximum aggregate offering price is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for the Common Shares as quoted on The Nasdaq Global Select Market on May 15, 2026 of $29.17 per share.